UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 30, 2008 (June 26, 2008)

NATIONAL CITY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10074 (Commission File Number)	34-1111088 (I.R.S. Employer Identification No.)
1900 East Ninth Street, Cleveland, Ohio 44114-3484
(Address of principal executive offices and zip code)
(216) 222-2000
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 26, 2008, National City Corporation (“National City”) entered into an amendment (the “Amendment”) to the Investment Agreement, dated as of April 20, 2008 (the “Investment Agreement”), between National City and Corsair NC Co-Invest, L.P. (“Corsair”), an investment vehicle managed by an affiliate of Corsair Capital LLC. National City entered into the Investment Agreement in connection with the capital investment transactions announced by National City on April 21, 2008 (the “Capital Investment Transactions”). The Amendment also includes amendments to the warrant issued by National City to Corsair on May 2, 2008. The Investment Agreement was previously included as an exhibit to National City’s Current Report on Form 8-K filed with the SEC on April 23, 2008 (the “April 23 8-K”), and a prior amendment to the Investment Agreement was previously included as an exhibit to National City’s Current Report on Form 8-K filed with the SEC on May 8, 2008.
In the Amendment, National City agreed to modify the transfer restrictions relating to the securities purchased by Corsair and the shares of National City’s common stock into which such securities are convertible or for which such securities are exercisable to allow Corsair to transfer all or a portion of such securities or common stock from time to time following an eighteen-month lock-up period. Further, if Corsair reasonably determines it is necessary in order to avoid being deemed to control National City for bank regulatory purposes, Corsair may elect to exchange such securities or common stock for a new series of convertible perpetual preferred stock of National City (in addition to Corsair’s right, under the Investment Agreement, to transfer, in such circumstances, the portion of such securities or common stock reasonably necessary to avoid such a control determination).
Such new series of convertible perpetual preferred stock (the “Substitute Preferred Stock”) would be structured to be economically similar to National City common stock, except the Substitute Preferred Stock would have limited voting rights and would be convertible into common stock only after it is transferred in specified types of offerings or to transferees meeting certain requirements. The Amendment further limits Corsair’s ability to transfer its warrant during any period in which Corsair owns or is deemed to own 10% or more of any class of National City’s voting securities, except in specified types of offerings or to transferees meeting certain requirements. National City also agreed to modify the threshold at which it ceases to be bound by certain commitments under the Investment Agreement relating to Corsair’s right to nominate one director to National City’s board of directors. Once Corsair no longer holds at least 30 million shares of National City’s common stock (including, for this purpose, shares of common stock issuable upon conversion of certain securities that were issued or may be issued in the future to Corsair under the Investment Agreement), such commitments will no longer be applicable.
As previously described in the April 23 8-K, under the Investment Agreement and the purchase agreements entered into by the two other investors who received warrants in connection with the Capital Investment Transactions (the “Additional Investors”), in the event that, within three years (which may be shortened to two years in certain circumstances) of the closing of the Capital Investment Transactions, National City (i) sells more than $300 million of common stock or other equity-linked securities at a price less than $5.00, or (ii) National City engages in a change of control transaction wherein the implied value of National City’s common stock is less than $5.00, upon the occurrence of each such event National City is required to pay to Corsair and to the Additional Investors an amount designed to compensate them in connection with the above-described actions of National City (the “Reset Payment Obligation”).
The amount payable by National City to Corsair pursuant to the Reset Payment Obligation is generally equal to the percentage difference between $5.00, which is the implied amount paid by Corsair on a per share basis for the common stock issuable upon conversion of the Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series G (the “Preferred Stock”) purchased by Corsair in the Capital Investment Transactions, and the per share issuance price (or implied issue price in the case of equity-linked securities) of common stock sold in one of the circumstances described above if less than $5.00, multiplied by the aggregate purchase price paid for the shares of common stock that Corsair purchased under the Investment Agreement and still holds at the time the Reset Payment Obligation arises (including the number of shares of common stock into which any outstanding shares of Preferred Stock is convertible and for which Corsair’s warrant is exercisable). The Amendment modifies the Reset Payment Obligation by imposing a “floor” of $2.50 on a per share basis in calculating the difference between the price paid by Corsair in the Capital Investment Transactions and the price of shares sold in any transaction giving rise to a Reset Payment Obligation. The Amendment further modifies the Reset Payment Obligation by requiring that any payments thereunder be made only in common stock or, in certain circumstances, preferred stock of National City.
Under Corsair’s warrant, the exercise price (initially $7.10) is subject to adjustment in certain circumstances, including circumstances similar to those giving rise to the Reset Payment Obligation. The Amendment also establishes a “floor” of $2.50 for adjustments to the warrant exercise price in these circumstances.
The Amendment also limits National City’s obligation to issue common stock in satisfaction of its Reset Payment Obligation under the Investment Agreement and similar agreements with the Additional Investors (i) prior to National City’s stockholders having approved the conversion of the Preferred Stock into common stock, the exercise of the warrants to purchase common stock and other related matters in connection with the Capital Investment Transactions, where such issuance would contravene applicable requirements of the New York Stock Exchange, or (ii) where such issuance would result in the investor owning 10% or more of any class of National City’s voting securities. Subject to certain exceptions in each of these cases, National City’s obligation to deliver common stock instead shall be satisfied by delivery of shares of Substitute Preferred Stock. In addition, the Amendment and similar agreements with the Additional Investors set an absolute cap on the number of shares of common stock that National City is required to issue in connection with the Reset Payment Obligation or pursuant to price adjustments under warrants issued to Corsair and other investors in the Capital Investment Transactions. Any obligations to deliver shares of common stock that are unmet due to this limitation shall be satisfied by delivery of a new series of convertible preferred stock similar to the Substitute Preferred Stock but that shall not be convertible unless and until National City notifies the investor that it has reserved for issuance sufficient shares of common stock to permit conversion. National City has agreed that if it cannot increase the cap and still satisfy its share delivery requirements under other National City securities and instruments, it will use its reasonable best efforts to obtain stockholder approval to increase the authorized number of shares of common stock, at which time the cap would be increased.
National City’s obligation to issue either common stock or the Substitute Preferred Stock pursuant to the Reset Payment Obligation or upon exercise of Corsair’s warrant is also limited where such issuance would result in Corsair, together with its affiliates, owning 25% or more of any class of National City’s voting securities (including, for this purpose, shares of common stock issuable upon conversion of the Substitute Preferred Stock on an as-converted basis).
In the event that Corsair elects to exchange its warrant for Preferred Stock, the Amendment also allows National City to deliver instead depository shares representing shares of a new series of preferred stock having rights, preferences and privileges identical to the Preferred Stock, subject to certain requirements.
This description of the Amendment is a summary of material changes to the Investment Agreement and does not purport to be a complete description of all of the terms of the Amendment. It is qualified in its entirety by reference to the Amendment, attached hereto as Exhibit 10.1.
The Additional Investors also amended applicable provisions of their Investment Agreements on terms that are substantially similar to those contained in the Amendment, except that the amendment for one such Additional Investor does not contain the $2.50 “floor” referred to above.
Out of the $7 billion in capital raised in the Capital Investment Transactions, $6.8 billion qualifies as Tier 1 capital.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Exhibit Description
10.1	Second Amendment to the Investment Agreement, dated as of June 26, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation
Date: June 30, 2008	By:	/s/ Carlton E. Langer
Carlton E. Langer
Vice President and Assistant Secretary